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                                AMENDMENT NO. 10
                                     TO THE
                  HARTFORD RETAIL FUND PARTICIPATION AGREEMENT
                                  BY AND AMONG
         HARTFORD SECURITIES DISTRIBUTION COMPANY, INC., HARTFORD LIFE
               INSURANCE COMPANY, MFS FUND DISTRIBUTORS, INC. AND
                            MFS SERVICE CENTER, INC.
                               DATED JULY 1, 2014

      WHEREAS, Hartford Securities Distribution Company, Inc. ("HSD"), Hartford Life Insurance Company ("Hartford" or "Service Provider"), MFS Fund Distributors, Inc. ("MFD") and MFS Service Center, Inc. ("MFSC" and, collectively with MFD, "MFS") entered into a Hartford Retail Participation Agreement, effective as of September 1, 2000, as amended (as amended to date, the "Agreement"), relating to each investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") (the "Trusts") and each series thereof (or class of shares of a series thereof) listed in Schedule B to the Agreement, as updated from time to time by the Company (each, a "Fund" and collectively, the "Funds"); and

      WHEREAS, the parties wish to amend the Agreement to effect certain fee changes; and

      WHEREAS, the terms of the Agreement permit the Agreement to be amended by a written instrument approved in writing by both parties;

         NOW THEREFORE, IT IS AGREED THAT:

       1. Notwithstanding anything to the contrary in the Agreement, provided that MFS shall not be required to pay any compensation other than as provided by the terms of the Agreement, the Service Provider may engage any of its affiliates to provide services with respect to the performance of its obligations under the Agreement. Unless assigned pursuant to the terms of the Agreement, such engagement shall not represent an assignment of any rights or responsibilities, and the Service Provider shall remain liable for the performance of its obligations under the Agreement and for the acts and omissions of such affiliates.

       2. Notwithstanding anything to the contrary in the Agreement, the Agreement shall not be assigned by any party without the prior written consent of the other. Any attempted assignment without such consent shall be null and void except that a party may assign, without the consent of the other parties, its rights under the Agreement to an entity controlled by or under common control with the assigning party, or to an entity that is or is controlled by the successor in interest to all or substantially all of the business of the assigning party, provided (i) such party agrees in writing to assume all of the assigning party's obligations under the Agreement, (ii) such party has all registrations and qualifications required to provide the services set forth herein and (iii) the assigning party provides 30 days prior written notice of such assignment. In the event of an assignment in contravention of this section, a non-assigning party may terminate this Agreement immediately for cause (notwithstanding any other prior notice requirement) effective as of the date of the attempted assignment.

       3. As provided for in the Agreement, MFS has designated Service Provider to receive orders to purchase and redeem Shares on the Fund's behalf for purposes of Rule 22c-1 under the 1940 Act. MFS further agrees that, for purposes of compliance with Rule 22c-1 under the 1940 Act, Service Provider may designate and authorize one or more of its affiliates, as its agents ("Order Agents"), to receive and process orders to purchase and redeem Shares. Service Provider represents and warrants that it and each Order Agent has adopted and implemented internal controls reasonably designed to prevent orders received after the Close of Trading from being aggregated with orders received before the Close of Trading. Service Provider and MFS agree that all orders shall be executed at the Share price next computed by the Fund after the time at which Service Provider, or an Order Agent, has received the order.

       4. Notwithstanding anything to the contrary in the Agreement, it is understood by the parties that the expenses of delivery by Service Provider to Plans of prospectuses, statements of additional information, supplements thereto, summary prospectuses, proxy materials, shareholder reports, and other communications initiated by MFS relating to each Fund shall be borne by the MFS. Expenses of delivery by Service Provider of pre-sale prospectuses or confirming prospectuses shall be borne by Service Provider.

       5. Schedule B of the Agreement is hereby restated in its entirety as attached hereto.

       6. The introductory paragraph of Section 9 of the amendment dated January 1, 2006 is hereby restated as follows:

          9. CONTROLS AND PROCEDURES. Service Provider has implemented controls and procedures that are reasonably designed to ensure compliance with applicable laws and regulations, as well as the terms of this Agreement. Without limiting the foregoing, these controls are designed to ensure each of the objectives (a) through (f), below. Service Provider shall, upon MFS's written request, supply MFS with a compliance assessment, issued by a recognized independent accounting firm selected by Service Provider, that is intended to address the areas of focus contained in the update to the "Financial Intermediary Controls and Compliance Assessment (FICCA) framework" as described by the Investment Company Institute (ICI) in its January 24, 2014 press release (the "Assessment"). Notwithstanding the foregoing, Service Provider (and/or its appropriate representatives, fiduciaries and/or corporate governance board committees) shall retain the sole discretion to determine the scope of the Assessment, including (but not necessarily limited to), which areas of focus would be included in the Assessment. Service Provider shall also, upon MFS's written request, supply MFS with a SSAE16 report (or similar service organization control report). Service Provider is not required to include an area of focus within the Assessment to the extent such area of focus is addressed by the SSAE 16 report. In the alternative Service Provider may, in lieu of the Assessment, provide MFS with other documentation required to complete periodic due diligence. Documentation may include the following: 1) a completed due diligence questionnaire in a form prepared by MFS addressing Service Provider's control structure and its performance of the Services in accordance with the terms of this Agreement; 2) Service Provider's current Independent Accountant's Review of Internal Controls Report (SSAE16 or equivalent documentation which Provider shall cause to be prepared


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



          annually) and its AML policy, Market Timing and Late Trading Policies, and Privacy Policy. Service Provider shall also provide such other related information as MFS may reasonably request. Due diligence requirements may be revised by MFS from time to time, in its sole discretion, with prior written notice to the Service Provider.
          In addition, Service Provider shall grant to MFS the right to audit the Services of the Service Provider on an annual basis or, if applicable, any designee which provides Services under this Agreement. Service Provider shall permit MFS (and Service Provider shall use its reasonable efforts to require any Sub-designee to permit MFS) to conduct one audit per calendar year to ensure compliance with the terms of this Agreement. MFS shall bear the expense of any such audit. MFS agrees to provide Service Provider with reasonable notice of its intention to conduct such an audit.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MFS FUND DISTRIBUTORS, INC.                      MFS SERVICE CENTER, INC

/s/ James Jessee                                 /s/ Maureen Leary-Jago
-----------------------                          ------------------------------
By: James Jessee                                 By: Maureen Leary-Jago
Title: President                                 Title: President

Address for Notices: 111 Huntington Avenue       Address for Notices: 111 Huntington Avenue
Boston, MA 02199                                 Boston, MA 02199
Attention: Global Distribution Support           Attention: President
email: DLGDSDealerSpt@MFS.com

HARTFORD SECURITIES                              HARTFORD LIFE INSURANCE
DISTRIBUTION COMPANY, INC.                       COMPANY
                                                 BY MASSACHUSETTS MUTUAL LIFE INSURANCE
                                                 COMPANY
                                                 ITS ADMINISTRATOR

/s/ Margaret Norton                              /s/ Eric Wietsma
------------------------                         --------------------
By: Margaret Norton                              By:
Title: AVP, Trading & Clearing                   Title:

Address for Notices:                             Address for Notices:
Hartford Securities Distribution Company, Inc.   Hartford Life Insurance Company
200 Hopmeadow Street                             c/o Massachusetts Mutual Life Insurance
Simsbury, CT 06089                               Company
Attn: General Counsel                            100 Bright Meadow Blvd. MIP M131
                                                 Enfield, CT 06082
                                                 Attention: RS Fund Operations
                                                 Telephone: (860) 562-2621
                                                 Facsimile: (860) 562-2283


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



                                   SCHEDULE B

                          Effective Date: JULY 1, 2014

The following series or classes of the Trusts are "Funds" for purposes of this Agreement, as are the Funds added subsequent to this Agreement currently offered in the applicable Fund's then current prospectus. The fees described in this Schedule B, as set forth in detail below, apply only to the Plans for which Service Provider provides services.

     I. Business Segments Traded under NSCC Firm # 4534 (where Hartford Life Insurance Company is the Dealer of Record)

             a. Existing Plans Only - Effective from effective date of amendment until 12/31/2017

SHARE CLASS               A       R1       R2      R3       R4       R5
---------------------------------------------------------------------------
Administrative            15 bps  15 bps   15 bps  15 bps   15 bps   0 bps
Services Fee
Additional                23 bps  15 bps   15 bps  23 bps   5 bps    0 bps
Compensation

             b.  Existing Plans Only - Effective 01/01/2018

SHARE CLASS               A       R1       R2      R3       R4      RS
---------------------------------------------------------------------------
Administrative            15 bps  15 bps   15 bps  15 bps   15 bps  0 bps
Services Fee
Additional                15 bps  15 bps   15 bps  15 bps   5 bps   0 bps
Compensation

             c. Service Provider agrees that no new Plans will be established under this firm number after the effective date of this amendment

NOTE: Notwithstanding the chart above, on assets invested in MFS Institutional International Equity Fund no Administrative Services Fee or Additional Compensation will be paid. On assets invested in MFS Cash Reserve, MFS Money Market and MFS Government Money Market, no Additional Compensation will be paid.

     II.    General Provisions

      The fees are paid at the annual rates listed above on the aggregate average daily net asset value of the outstanding Shares of the Funds listed above that are held by the Plans in the Accounts. The Administrative Services Fee is paid by MFSC in consideration of the Service Provider's


                                       4
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shareholder services. The Additional Compensation is paid by MFD from its own resources. None of the fees constitute payment in any manner for investment advisory services. In addition, to the extent HSD is the dealer of record for a Plan, MFD pays to HSD a certain amount based on the aggregate average daily net asset value of the outstanding Shares of the Funds listed above that are held by such Plans in the Accounts from each Fund's Rule 12b-1 plan.

      The fees shall be payable quarterly in arrears, within 30 days. The fees shall be calculated and paid in an amount equal to the average net asset value of Shares of the Funds held by each Account during the quarter, multiplied by the applicable per annum rate, multiplied by a fraction (the numerator of which is the number of days in the quarter and the denominator of which is 365). The fees will be due and payable only with respect to Accounts which are identified in advance in writing by Service Provider or which are easily identifiable on MFS' systems as being Service Provider's accounts. Service Provider will be solely responsible for informing MFS in advance in writing of any changes to its trading methodologies that would affect the Accounts. Service Provider shall advise MFS within sixty (60) days of each quarter-end if it has not received payment or disagrees with any payment, and the parties agree to work diligently and in good faith to resolve any disagreements as to the calculation of fees hereunder. Service Provider acknowledges and agrees that if it fails to so notify MFS it waives any and all rights to receive such payment from MFS.

SERVICE PROVIDER:

ACH INSTRUCTIONS:
Bank Of America
Acct Name: Hartford Life Insurance Company
ABA # 011900254
Acct # 0050213808

WIRING INSTRUCTIONS:
Bank of America
Acct# Hartford Life Insurance Company
ABA# 026009593
Acct# 0050213808

PLEASE MAKE CHECKS PAYABLE TO:
Hartford Life Insurance Company
Attn: Finance, A3E/1
PO Box 2999
Hartford, CT 06104-2999



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



HSD:

ACH INSTRUCTIONS:

Bank Of America
Acct Name: Hartford Securities Distribution Company
ABA # 011900445
Acct # 50451925

WIRING INSTRUCTIONS:
Bank of America
Acct Name: Hartford Securities Distribution Company
ABA# 026009593
Acct# 50451925

PLEASE MAKE CHECKS PAYABLE TO:
Hartford Securities Distribution Company
Attn: Finance, A3E/1
P.O. Box 2999
Hartford, CT 06104-2999

Wire, ACH and payment addresses are subject to change without necessitating an amendment and any such change will be communicated to MFS by the Service Provider or HSD.


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